EXHIBIT 3.1

May 20, 2011 09:02 AM Eastern Daylight Time

iTrackr Systems, Inc. Announces Letter of Intent to Acquire RespondQ, LLC

BOCA RATON, Fla.--(BUSINESS WIRE)--iTrackr Systems, Inc. (OTCBB: IRYS) ("iTrackr" or the "Company"), an e-commerce software and services company engaged in the development, marketing, and commercialization of online products and inventory search applications for retailers and consumers, today announced the signing of a Letter of Intent ("LOI") to acquire its largest customer, RespondQ, LLC, a Deerfield Beach, Florida based comprehensive solutions provider for chat technology and online sales personnel.

The terms of the LOI are 5 million shares of iTrackr's common stock and $100,000 USD. The closing is subject to the execution of a definitive agreement, and to the successful completion of an audit by iTrackr's auditors and of financing. RespondQ recorded unaudited revenue of approximately $304,000 in the quarter ended March 31, 2011 and will be immediately accretive following completion of purchase.

John G. Rizzo, CEO of iTrackr Systems, Inc., commented, "RespondQ is highly regarded as a total solutions provider of chat technology and online trained sales personnel. They have a sales driven revenue model that we believe is highly competitive to other providers in the space and they have solid revenue growth. We are pleased to have signed this LOI to acquire RespondQ, which we believe will not only complement our existing e-commerce business and online platform but also add to our top and bottom line moving forward. We are excited about this potential collaboration and look forward to hopefully working with RespondQ to further our share in the burgeoning e-commerce market."

ABOUT RESPONDQ, LLC:

RespondQ, LLC helps e-commerce companies maximize their marketing dollars by providing them with a new channel for sales and lead generation, Chat, in a pay-for-performance model. RespondQ provides a comprehensive Chat solution that combines Chat software, highly-trained Chat sales agents and a pioneered Chat sales process to increase sales and top-line revenues.

ABOUT ITRACKR SYSTEMS, INC.:

iTrackr Systems, Inc. is an e-commerce software and services company that engages in the development, marketing, and commercialization of an online product and inventory search application for retailers and consumers. It operates itrackr.com, a Website designed to enable consumers the ability to search for products and services at brick-and-mortar retail stores on location and inventory-available basis, within their geographic communities.

Forward Looking Statements

Statements contained herein that are not historical facts may be forward looking statements within the meaning of the Securities Act of 1933, as amended. Although we believe that the expectations and assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Some of these uncertainties include, without limitation, the company's ability to perform under existing contracts, to procure future contracts, to acquire certain assets, or to finalize funding for the purchase of certain assets. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, successful implementation of our business strategy and competition, any of which may cause actual results to differ materially from those described in the statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements. This is not an offer to buy or sell securities and one only can be made pursuant to a registration or an exemption therefrom.

Contacts

iTrackr Systems, Inc.
John Rizzo, CEO, 954-603-8798
john@itrackr.com